Exhibit 99.2
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September 30, 2001



To the Shareholders of Weststar Financial Services Corporation

     The third quarter of 2001 reflects continued growth in your Corporation. As of September 30, 2001, assets totaled $83.9 million, which was a 28% increase over the previous year. Growth in assets occurred primarily in cash of 158%, investments of 155%, which improves liquidity portion, and loans of 13%.

     Pre-tax income for the quarter totaled $232,512 compared to $202,768, or a 15% increase. Net income was $133,570 versus $132,717. Pre-tax income for the nine months ended September 30, 2001 totaled $747,408 or 82% over the nine months for year 2000. Net income for the period was $434,477 versus $814,409. Year 2000 included a $403,627 tax benefit for only that year. We are pleased with our earnings at this time given the nine Fed rate adjustments that have occurred this year, along with the decline in our economy. Our net interest margin, though declining, remains favorable compared to industry at 4.38%. Earnings continue to improve with our BounceFree Checking account and mortgage loan program.

     Earnings for the quarter on a per share diluted basis were $.16 compared to $.21 for last year. Year-to-date per share earnings were $.57 versus $1.29.

     Internet banking has been introduced to allow for greater customer access to checking balances, transferring funds between accounts, and making loan payments. Online bill payment is now available, which allows you to live anywhere and access the services of The Bank of Asheville. With full internet accessibility, Telebanc, debit card, and full branch office service, customers now have several options as to how they want to access services. They also have the option of picking up the phone and calling to talk with a person directly. To find out more about us, check out our web page at www.bankofasheville.com.

     We are also pleased to announce that the board of directors has approved a 10% stock dividend which is payable on November 13, 2001 for shareholders of record on October 30, 2001. As shareholders, we greatly appreciate your support and commitment to the long-term growth of the corporation. As always, we encourage you to open deposit accounts and refer customers to us to continue the steady growth of the Bank.

     Remember, put your money where your heart is.


Sincerely,

WESTSTAR FINANCIAL SERVICES CORPORATION



G. Gordon Greenwood
President and Chief Executive Officer


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